Exhibit 99.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS FOR THE THREE MONTHS ENDED
MARCH 31, 2020 AND FOR EACH OF THE TWELVE MONTHS ENDED DECEMBER 31, 2019 AND 2018

(unaudited)

(millions, except percent and per share)	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2020	December 31, 2019	December 31, 2018
Net sales
GAAP net sales from continuing operations	$3,020.6	$12,562.0	$12,222.1
Effect of foreign currency translation	19.2	35.4	(207.4)
Non-GAAP fixed currency sales from continuing operations	$3,039.8	$12,597.4	$12,014.7

Cost of sales
GAAP cost of sales from continuing operations	$1,720.2	$7,045.8	$6,875.3
Special (gains) and charges	9.1	38.5	4.8
Non-GAAP cost of sales from continuing operations	$1,711.1	$7,007.3	$6,870.5

Gross margin
GAAP gross margin from continuing operations	43.1%	43.9%	43.7%
Non-GAAP adjusted gross margin from continuing operations	43.4%	44.2%	43.8%

Operating income
GAAP operating income from continuing operations	$376.2	$1,845.2	$1,728.3
Effect of foreign currency translation	2.7	9.1	(26.5)
Non-GAAP fixed currency operating income from continuing operations	$378.9	$1,854.3	$1,701.8

GAAP operating income from continuing operations	$376.2	$1,845.2	$1,728.3
Special (gains) and charges	25.0	158.7	117.5
Non-GAAP adjusted operating income from continuing operations	401.2	2,003.9	1,845.8
Effect of foreign currency translation	2.7	9.1	(26.5)
Non-GAAP adjusted fixed currency operating income from continuing operations	$403.9	$2,013.0	$1,819.3

Operating income margin
GAAP operating income margin from continuing operations	12.5%	14.7%	14.1%
Non-GAAP adjusted fixed currency operating income margin from continuing operations	13.3%	16.0%	15.1%

Net Income attributable to Ecolab
GAAP net income from continuing operations attributable to Ecolab	$292.0	$1,425.6	$1,250.3
Special (gains) and charges, after tax	18.5	128.3	88.8
Discrete tax net expense (benefit)	(21.9)	(57.7)	2.1
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$288.6	$1,496.2	$1,341.2

Diluted Earnings per Share from continuing operations attributable to Ecolab
GAAP diluted EPS from continuing operations	$1.00	$4.87	$4.27
Special (gains) and charges, after tax	0.06	0.44	0.30
Discrete tax net expense (benefit)	(0.07)	(0.20)	0.01
Non-GAAP adjusted diluted EPS from continuing operations	$0.99	$5.12	$4.58

Note:

Per share amounts do not necessarily sum due to rounding.

The revised supplemental non-GAAP reconciliations reflect the ChampionX business as discontinued operations.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

The non-GAAP adjusted financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with the historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measure included in the table.